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The Goldfield Corporation
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eRaider.com Inc
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Note: all the msgs posted below were posted on eRaider.com's message board for Goldfield Corp unless otherwise described.

Msg 403 posted on 5/23
Interest in Goldfield is picking up.

In the last ten trading days, 1,160,700 shares have traded and the price is up 61 percent from $0.46 to $0.74. As far back as I can get price/volume information, this is the heaviest trading period ever, with the exception of the disaster in early 2000 when the price fell 67 percent from $1.6875 to $0.5625.

The big question is who are the buyers? Insiders? eRaider supporters? Investors who like any stock in play?

And how will they vote? Will they hold for the long-term or dump the stock when the election is over?

I don't know the answers, but at least we seem to be making more money in stock appreciation from the contested election than the penny a share the Company is spending to beat us. So even if we lose, we win.

eRaider is soliciting proxies for Goldfield's annual meeting on June 19th. Click on the link to get summarized information on the participants to the proxy solicitation. Also, eRaider strongly advises all shareholders to read the proxy statement when it is available on the eRaider.com website. If you want a free copy of the proxy statement and/or the information on the participants, please email Aaron Brown or write us at:

Privateer Asset Management
POB 20170
Park West Station
NY, NY 10025

Only the poster is responsible for the content of this message, this legend does not imply eRaider's agreement or disagreement. Please read our legal disclaimer for more information.
Aaron Brown
eRaider co-founder

Msg 407 posted on 5/24/01
While eRaider has been running nominees for the board of directors, we have also been talking with John Sottile, both directly and through third parties. These talks have been constructive, and I think we have reached general agreement on most major issues. Unfortunately, the one sticking point remains agreeing on a new board member.

However, we got a letter from John Sottile today stating clearly: ". .
 .[Any] of the nominees for director included on the Board of Directors slate will serve if elected. . .regardless of whether any nominee on eRaider's slate is elected." The stuff I left out was not so unifying, but it does not change the sense of the quote.

I have modified our proxy accordingly (the new version will be up on the site shortly but it takes time to format it). We applaud this clear declaration. Board nominees are not required to make it, and often remain silent on the issue. We think this is a poor tactic. Any person running for any office should be willing to serve unconditionally, and should be willing to say so clearly.

Whether eRaider wins or loses, it is good to know that all nominees will serve if elected. That means shareholders have a free choice and that all candidates have put shareholders' interest above their personal desires to gain advantage in the election.

eRaider is soliciting proxies for Goldfield's annual meeting on June 19th. Click on the link to get summarized information on the participants to the proxy solicitation. Also, eRaider strongly advises all shareholders to read the proxy statement when it is available on the eRaider.com website. If you want a free copy of the proxy statement and/or the information on the participants, please email Aaron Brown or write us at:

Privateer Asset Management
POB 20170
Park West Station
NY, NY 10025

Only the poster is responsible for the content of this message, this legend does not imply eRaider's agreement or disagreement. Please read our legal disclaimer for more information.
Aaron Brown
eRaider co-founder